                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                   ------------------------------------------
                                (Amendment No. )*

                             BAYOU STEEL CORPORATION
                   ------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                   ------------------------------------------
                         (Title of Class of Securities)

                                   073051 20 3
                   ------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 18, 2004
                   ------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 073051 20 3

-----------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                                CHARLES E. DAVIDSON
         I.R.S. Identification Nos. of Above Persons (entities only)


-----------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]


-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only


-----------------------------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                                                    U.S.A.



-----------------------------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                                         0
         Beneficially               -----------------------------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                                                 100,000
         Reporting                  -----------------------------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                                                    0
                                    -----------------------------------------------------------------------------------
                                    8.      Shared Dispositive Power                                            100,000
-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                           100,000


-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]


-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                           5.0%


-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 IN


-----------------------------------------------------------------------------------------------------------------------


                                                              Page 2 of 13 Pages

CUSIP No. 073051 20 3

-----------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                                   JOSEPH M. JACOBS
         I.R.S. Identification Nos. of Above Persons (entities only)


-----------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]


-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only


-----------------------------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                                                    U.S.A.


-----------------------------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                                         0
         Beneficially               -----------------------------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                                                 100,000
         Reporting                  -----------------------------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                                                    0
                                    -----------------------------------------------------------------------------------
                                    8.      Shared Dispositive Power                                            100,000
-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                           100,000


-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]


-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                           5.0%


-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 IN


-----------------------------------------------------------------------------------------------------------------------

                                                              Page 3 of 13 Pages

CUSIP No. 073051 20 3

-----------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                                WEXFORD CAPITAL LLC
         I.R.S. Identification Nos. of Above Persons (entities only)


-----------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]


-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only


-----------------------------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                                               CONNECTICUT


-----------------------------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                                         0
         Beneficially               -----------------------------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                                                 100,000
         Reporting                  -----------------------------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                                                    0
                                    -----------------------------------------------------------------------------------
                                    8.      Shared Dispositive Power                                            100,000
-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                           100,000


-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]


-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                           5.0%


-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 CO


-----------------------------------------------------------------------------------------------------------------------

                                                              Page 4 of 13 Pages

CUSIP No. 073051 20 3

-----------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                                ARTIS INVESTORS LLC
         I.R.S. Identification Nos. of Above Persons (entities only)


-----------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]


-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only


-----------------------------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                                                  DELAWARE


-----------------------------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                                         0
         Beneficially               -----------------------------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                                                  41,667
         Reporting                  -----------------------------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                                                    0
                                    -----------------------------------------------------------------------------------
                                    8.      Shared Dispositive Power                                             41,667
-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                            41,667


-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]


-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                           2.1%


-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 CO


-----------------------------------------------------------------------------------------------------------------------

                                                              Page 5 of 13 Pages

CUSIP No.  073051 20 3

-----------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                              DEBELLO INVESTORS LLC
         I.R.S. Identification Nos. of Above Persons (entities only)


-----------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]


-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only


-----------------------------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                                                  DELAWARE


-----------------------------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                                         0
         Beneficially               -----------------------------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                                                  16,667
         Reporting                  -----------------------------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                                                    0
                                    -----------------------------------------------------------------------------------
                                    8.      Shared Dispositive Power                                             16,667
-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                            16,667


-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]


-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                 less than 1.0%


-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 CO


-----------------------------------------------------------------------------------------------------------------------

                                                              Page 6 of 13 Pages

CUSIP No.  073051 20 3

-----------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                     WEXFORD SPECTRUM INVESTORS LLC
         I.R.S. Identification Nos. of Above Persons (entities only)


-----------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                       (a) [ ]
         (See Instructions)                                                                                     (b) [ ]


-----------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only


-----------------------------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                                                  DELAWARE


-----------------------------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                                         0
         Beneficially               -----------------------------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                                                  41,667
         Reporting                  -----------------------------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                                                    0
                                    -----------------------------------------------------------------------------------
                                    8.      Shared Dispositive Power                                             41,667
-----------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                                            41,667


-----------------------------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                                          [ ]


-----------------------------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                                           2.1%


-----------------------------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                                                 CO


-----------------------------------------------------------------------------------------------------------------------

                                                              Page 7 of 13 Pages

Item 1.

            (a)        Name of Issuer:

                       Bayou Steel Corporation

            (b)        Address of Issuer's Principal Executive Offices:

                       River Road
                       P.O. Box 5000
                       LaPlace, LA 70069

Item 2.

            (a)        Name of Persons Filing

                       Charles E. Davidson
                       Joseph M. Jacobs
                       Wexford Capital LLC
                       Artis Investors LLC
                       Debello Investors LLC
                       Wexford Spectrum Investors LLC

            (b)        Address of Principal Business Office

                       c/o Wexford Capital LLC
                       411 West Putnam Avenue
                       Greenwich, CT 06830

            (c)        Citizenship

                       Charles E. Davidson - United States
                       Joseph M. Jacobs - United States
                       Wexford Capital LLC - Connecticut
                       Artis Investors LLC - Delaware
                       Debello Investors LLC - Delaware
                       Wexford Spectrum Investors LLC - Delaware

            (d)        Title of Class of Securities

                       Common Stock, par value $0.01 per share

            (e)        Cusip Number

                       073051 20 3

                                                              Page 8 of 13 Pages

Item 3. If this Statement is filed pursuant to ss. 240.13D-1(B) OR ss. 240.13D-2(B) or (C), check whether the person filing is a:

         (a)      /_/    Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o);

         (b)      /_/    Bank as defined in section 3(a)(6) of the Act (15
                         U.S.C. 78c);

         (c)      /_/    Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c);

         (d)      /_/    Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)      /_/    An investment adviser in accordance with ss.
                         240.13d-1(b)(1)(ii)(E);

         (f)      /_/     An employee benefit plan or endowment fund in
                          accordance with ss. 240.13d-1(b)(1)(ii)(F);

         (g)      /_/     A parent holding company or control person in
                          accordance with ss. 240.13d-1(b)(ii)(G);

         (h)      /_/     A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      /_/     A church plan that is excluded from the definition of
                          an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)     /_/     Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to ss. 240.13d-1(c), check this box. [X]

Item 4.  Ownership

         (a)      Amount Beneficially Owned: (See note to Item 4(a)).

                  Charles E. Davidson                     -      100,000
                  Joseph M. Jacobs                        -      100,000
                  Wexford Capital LLC                     -      100,000
                  Artis Investors LLC                     -       41,667
                  Debello Investors LLC                   -       16,667
                  Wexford Spectrum Investors LLC          -       41,667

            Note to Item 4(a): The 100,000 shares of Common Stock beneficially owned by each of Mr. Davidson, Mr. Jacobs and Wexford Capital LLC include the shares owned by the limited liability companies set forth above (the "Wexford Entities"), each of which is controlled by Wexford Capital LLC, of which each of Mr. Davidson and Mr. Jacobs is a controlling member.

         (b)      Percent of Class:

                                                              Page 9 of 13 Pages

               Charles E. Davidson                         -   5.0%
               Joseph M. Jacobs                            -   5.0%
               Wexford Capital LLC                         -   5.0%
               Artis Investors LLC                         -   2.1%
               Debello Investors LLC                       -   less than 1.0%
               Wexford Specturm Investors LLC              -   2.1%

        (c)    Number of shares as to which such person has:

               i)       sole power to vote or to direct the vote

                        Charles E. Davidson                -    0
                        Joseph M. Jacobs                   -    0
                        Wexford Capital LLC                -    0
                        Artis Investors LLC                -    0
                        Debello Investors LLC              -    0
                        Wexford Spectrum Investors LLC     -    0

               ii)      shared power to vote or to direct the vote

                        Charles E. Davidson                - 100,000
                        Joseph M. Jacobs                   - 100,000
                        Wexford Capital LLC                - 100,000
                        Artis Investors LLC                -   41,667
                        Debello Investors LLC              -   16,667
                        Wexford Spectrum Investors LLC     -   41,667

               iii)     sole power to dispose or to direct the disposition of:

                        Charles E. Davidson                -    0
                        Joseph M. Jacobs                   -    0
                        Wexford Capital LLC                -    0
                        Artis Investors LLC                -    0
                        Debello Investors LLC              -    0
                        Wexford Spectrum Investors LLC     -    0

               iv)      shared power to dispose or to direct the disposition of:

                        Charles E. Davidson                - 100,000
                        Joseph M. Jacobs                   - 100,000
                        Wexford Capital LLC                - 100,000
                        Artis Investors LLC                -   41,667
                        Debello Investors LLC              -   16,667
                        Wexford Spectrum Investors LLC     -   41,667

                                                             Page 10 of 13 Pages

Item 5.     Ownership of Five Percent of Less of a Class

            Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            The 100,000 shares of Common Stock of Bayou Steel Corporation in respect of which this Schedule 13G is being filed are held directly by the following entities controlled indirectly by Wexford Capital LLC in the amounts set forth hereinabove:

            Artis Investors LLC, a Delaware limited liability company; Debello Investors LLC, a Delaware limited liability company; Wexford Spectrum Investors LLC, a Delaware limited liability company

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.   Certification

         By signing below, each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  March 2, 2004


                                                     /S/ CHARLES E. DAVIDSON
                                                     -----------------------
                                                     CHARLES E. DAVIDSON

                                                     /S/ JOSEPH M. JACOBS
                                                     -----------------------
                                                     JOSEPH M. JACOBS


                                                             Page 11 of 13 Pages

                                                WEXFORD CAPITAL LLC

                                                By: /S/ ARTHUR H. AMRON
                                                    -------------------
                                                    Name:  Arthur H. Amron
                                                    Title: Principal

                                                ARTIS INVESTORS LLC

                                                By: /S/ ARTHUR H. AMRON
                                                    -------------------
                                                    Name:  Arthur H. Amron
                                                    Title: Vice President

                                                DEBELLO INVESTORS LLC

                                                By: /S/ ARTHUR H. AMRON
                                                    -------------------
                                                    Name:  Arthur H. Amron
                                                    Title: Vice President

                                                WEXFORD SPECTRUM INVESTORS LLC

                                                By: /S/ ARTHUR H. AMRON
                                                    -------------------
                                                    Name:  Arthur H. Amron
                                                    Title: Vice President



                                                             Page 12 of 13 Pages

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them

            IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement on March 2, 2004:

                                              /S/ CHARLES E. DAVIDSON
                                              -----------------------
                                              CHARLES E. DAVIDSON

                                              /S/ JOSEPH M. JACOBS
                                              JOSEPH M. JACOBS

                                              WEXFORD CAPITAL LLC

                                              By: /S/ ARTHUR H. AMRON
                                                  -------------------
                                                  Name:  Arthur H. Amron
                                                  Title:   Principal

                                              ARTIS INVESTORS LLC

                                              By: /S/ ARTHUR H. AMRON
                                                  -------------------
                                                  Name: Arthur H. Amron
                                                  Title:   Vice President

                                              DEBELLO INVESTORS LLC

                                              By: /S/ ARTHUR H. AMRON
                                                  -------------------
                                                  Name: Arthur H. Amron
                                                  Title:   Vice President

                                              WEXFORD SPECTRUM INVESTORS LLC

                                              By: /S/ ARTHUR H. AMRON
                                                  -------------------
                                                  Name: Arthur H. Amron
                                                  Title:   Vice President



                                                             Page 13 of 13 Pages